Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 4, 2010 Catalyst Health Solutions, Inc. (the “Company,” “Catalyst” or “we”) entered into an Equity Interest Purchase Agreement (the “Purchase Agreement”) with Independence Blue Cross (“IBC”), QCC Insurance Company (“Seller”), FutureScripts, LLC and FutureScripts Secure LLC (together with FutureScripts, LLC, “FutureScripts”), whereby the Company, subject to the terms and conditions of the Purchase Agreement, agreed to purchase all of the outstanding equity interests in FutureScripts (the acquisition by the Company of FutureScripts, the “Acquisition”) for an aggregate purchase price of $225,000,000, subject to certain adjustments. Prior to the closing of the transaction, the Company assigned its rights to its wholly owned subsidiary, FutureScripts Holdings LLC, to purchase all of the outstanding equity interests in FutureScripts.

The closing of the Acquisition (the “Closing”) occurred on September 13, 2010. Total consideration for the Acquisition as of the Closing consisted of cash payments of $225.5 million. The purchase price was funded from our cash on hand. Under the terms of the Purchase Agreement, the purchase price may be increased or decreased, both at and after the Closing, based on the net working capital and certain indebtedness of FutureScripts.

FutureScripts, formed in 2006, was the pharmacy benefit management (PBM) subsidiary of IBC. IBC is a leading health insurer in southeastern Pennsylvania. Together with its affiliates, IBC provides medical and/or prescription drug coverage to nearly 3.3 million people. FutureScripts provides PBM services to approximately 1 million lives and manages over 14 million prescriptions annually. Pursuant to PBM services agreements with IBC and its affiliates which became effective as of the Closing, we manage IBC’s pharmacy benefits under the terms of 10-year contracts (the “PBM Agreement”). We provide IBC a full complement of PBM services, including: claims adjudication, member services, network administration, formulary management and rebate contracting, mail and specialty drug management, clinical services, data reporting and analytics, as well as client service and sales support.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2009 and six months ended June 30, 2010 give effect to the Acquisition as if it had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 gives effect to the Acquisition as if it had occurred on June 30, 2010.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of applicable disclosure and reporting regulations. The actual results reported in periods following the Closing may differ significantly from the pro forma financial statements for a number of reasons including, but not limited to, differences in the ordinary course conduct of the business following the Acquisition, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, changes to pharmacy network and rebate contracting, the financial contribution resulting from the new PBM Agreement, potential synergies, and the impact of the incremental costs incurred in integrating FutureScripts. As a result, the pro forma financial information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of Catalyst and FutureScripts and do not purport to project the future financial condition and results of operations after giving effect to the Acquisition.

Pursuant to the Purchase Agreement, IBC and the Company entered into a transition services agreement (“TSA”) as of the Closing. Under the TSA, IBC will continue to provide certain services to FutureScripts, including information technology support, finance support, real estate leasing and other supporting functions to assist us in facilitating the transactions contemplated by the Acquisition. We believe that the costs associated with the services provided under the TSA will not be materially different from the costs of the same or similar administrative services that IBC provided to FutureScripts prior to the Closing which are reflected in FutureScripts’ historical financial statements. Therefore, no pro forma adjustment has been made for the TSA.

No pro forma adjustments have been included with respect to the PBM Agreement. We do not believe appropriate assumptions could be made to estimate an accurate pro forma adjustment for the PBM Agreement. The PBM

Agreement reflects new pricing arrangements between IBC and FutureScripts. As a result of the Acquisition, the terms of FutureScripts’ existing supply chain contracts may also be different; contracting may be optimized by leveraging Catalyst’s existing pharmacy and rebate agreements; and Catalyst may benefit from additional economies of scale. Accordingly, we would expect that had the PBM Agreement been in effect during the periods presented, our pro forma operating income would have been higher than reflected in the pro forma financial statements.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of FutureScripts based on preliminary estimates of fair value. Because valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Acquisition or the new PBM Agreement.

The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of Catalyst and FutureScripts. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of Catalyst included in its Annual Report on Form 10-K filed with the SEC on February 25, 2010, the Quarterly Report on Form 10-Q of Catalyst for the quarter ended June 30, 2010, filed with the SEC on August 6, 2010, and the financial statements of FutureScripts in this Form 8-K/A on Exhibits 99.1 to 99.4.

Unaudited Pro Forma Condensed Balance Sheet

June 30, 2010

(In thousands)

	Catalyst Health Solutions, Inc.	FutureScripts, LLC	FutureScripts Secure, LLC	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$207,559	$1	$—	$(207,560	) (A)	$—
Accounts receivable, net	202,955	20,385	2,434	—		225,774
Rebates receivable, net	155,420	25,633	4,245	—		185,298
Inventory, net	3,684	—	—	—		3,684
Income taxes receivable	5,305	—	—	(616	) (E)	4,689
Deferred income taxes	1,473	494	—	(494	) (B)	1,473
Other current assets	10,685	174	499	(658	) (B)	10,700

Total current assets	587,081	46,687	7,178	(209,328)		431,618
Property and equipment, net	28,402	4,348	—	(4,212	) (C)	28,538
Goodwill	273,158	—	—	108,969	(D)	382,127
Intangible assets, net	51,124	—	—	110,000	(D)	161,124
Investments, net	889	—	—	—		889
Other assets	621	—	—	—		621

Total assets	$941,275	$51,035	$7,178	$5,429		$1,004,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$230,774	$12,648	$2,133	$18,828	(A)	$264,383
Rebates payable	156,340	23,765	4,524	—		184,629
Accrued expenses and other current liabilities	30,959	3,262	551	(553	) (B)	34,219
Affiliate loan payable	—	3,593	3,713	(7,306	) (B)	—

Total current liabilities	418,073	43,268	10,921	10,969		483,231
Deferred rent expense	2,670	—	—	—		2,670
Deferred income taxes	17,356	—	—	(616	) (E)	16,740
Other liabilities	16,099	296	—	(296	) (B)	16,099

Total liabilities	454,198	43,564	10,921	10,057		518,740

Stockholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	448	—	—	—		448
Additional paid-in capital	232,210	—	—	—		232,210
Treasury stock, at cost	(7,289)	—	—	—		(7,289)
Accumulated other comprehensive loss	(30)	—	—	—		(30)
Membership ownership interests	—	7,471	(3,743)	(3,728	) (F)	—
Retained earnings	261,738	—	—	(900	) (G)	260,838

Total stockholders’ equity	487,077	7,471	(3,743)	(4,628)		486,177

Total liabilities and stockholders’ equity	$941,275	$51,035	$7,178	$5,429		$1,004,917

See accompanying notes to unaudited pro forma condensed financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2009

(In thousands, except per share data)

	Catalyst Health Solutions, Inc.	FutureScripts, LLC	FutureScripts Secure, LLC	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,894,380	$755,001	$151,683	$(9,000	) (H)	$3,792,064

Direct expenses	2,708,616	725,655	147,848	—		3,582,119
Selling, general and administrative expenses	81,036	18,274	5,242	872	(I)	105,424

Total operating expenses	2,789,652	743,929	153,090	872		3,687,543

Operating income (loss)	104,728	11,072	(1,407)	(9,872)		104,521
Interest income	780	36	4	(451	) (J)	369
Interest expense	(560)	(3)	(4)	—		(567)
Other income	2	—	—	—		2

Income (loss) before income taxes	104,950	11,105	(1,407)	(10,323)		104,325
Income tax expense (benefit)	39,785	3,889	(492)	(3,330	) (K)	39,852

Net income (loss)	$65,165	$7,216	$(915)	$(6,993)		$64,473

Net income per share, basic	$1.51					$1.49
Net income per share, diluted	$1.48					$1.47
Weighted average shares of common stock outstanding, basic	43,128					43,128
Weighted average shares of common stock outstanding, diluted	43,942					43,942

See accompanying notes to unaudited pro forma condensed financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2010

(In thousands, except per share data)

	Catalyst Health Solutions, Inc.	FutureScripts, LLC	FutureScripts Secure, LLC	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,722,419	$381,082	$68,228	$(4,500	) (H)	$2,167,229

Direct expenses	1,616,048	368,667	65,637	—		2,050,352
Selling, general and administrative expenses	46,292	8,954	2,205	15	(I)	57,466

Total operating expenses	1,662,340	377,621	67,842	15		2,107,818

Operating income (loss)	60,079	3,461	386	(4,515)		59,411
Interest income	179	7	—	(225	) (J)	(39)
Interest expense	(453)	(5)	(1)	—		(459)

Income (loss) before income taxes	59,805	3,463	385	(4,740)		58,913
Income tax expense (benefit)	22,905	1,214	135	(1,572	) (K)	22,682

Net income (loss)	$36,900	$2,249	$250	$(3,168)		$36,231

Net income per share, basic	$0.84					$0.83
Net income per share, diluted	$0.83					$0.81
Weighted average shares of common stock outstanding, basic	43,735					43,735
Weighted average shares of common stock outstanding, diluted	44,463					44,463

See accompanying notes to unaudited pro forma condensed financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Description of Transaction

On September 13, 2010 (the “Closing”), we completed the acquisition of FutureScripts, LLC and FutureScripts Secure LLC (collectively, “FutureScripts”) (the acquisition by the Company of FutureScripts, the “Acquisition”) pursuant to the Equity Interest Purchase Agreement dated as of August 4, 2010 by and among Catalyst Health Solutions, Inc., Independence Blue Cross (“IBC”), QCC Insurance Company (“Seller”), FutureScripts, LLC and FutureScripts Secure LLC (the “Purchase Agreement”).

Total consideration for the Acquisition as of the Closing consisted of cash payments of $225.5 million. The purchase price was funded from our cash on hand. Under the terms of the Purchase Agreement, the purchase price may be increased or decreased, both at and after the Closing, based on the net working capital and certain indebtedness of FutureScripts.

Pursuant to PBM services agreements with IBC and its affiliates which became effective as of the Closing, we manage IBC’s pharmacy benefits under the terms of 10-year contracts (the “PBM Agreement”). IBC is a leading health insurer in southeastern Pennsylvania. Together with its affiliates, IBC provides medical and/or prescription drug coverage to nearly 3.3 million people. We provide IBC a full complement of PBM services, including: claims adjudication, member services, network administration, formulary management and rebate contracting, mail and specialty drug management, clinical services, data reporting and analytics, as well as client service and sales support.

The transaction will be treated as an asset purchase for tax purposes, with the tax basis assets adjusted to reflect the purchase price. Goodwill and intangible assets related to the Acquisition will be deductible for tax purposes.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on our historical consolidated financial statements and financial statements of FutureScripts for the fiscal year ended December 31, 2009 and as of and for the six months ended June 30, 2010.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2009 and for the six months ended June 30, 2010 give effect to the Acquisition as if it had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 gives effect to the Acquisition as if it had occurred on June 30, 2010.

The acquisition method of accounting under existing U.S. GAAP standards requires, among other things, that all assets acquired and most liabilities assumed be recognized at their fair values as of the acquisition date. The transaction fees for the Acquisition are expensed as incurred and are estimated to be $1.6 million, of which Catalyst has incurred approximately $0.7 million in the six months ended June 30, 2010. The transaction fees that will be incurred after June 30, 2010 have not been included as an adjustment to the unaudited pro forma condensed combined statement of operations as they do not meet the criteria of having a continuing impact, but are reflected as a reduction to cash and retained earnings on the unaudited pro forma condensed combined balance sheet.

Fair value is defined under existing U.S. GAAP standards as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments described below have been developed based on management’s judgment, including estimates relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of FutureScripts based on preliminary estimates of fair value. Because valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not reflect (i) any cost savings from potential operating efficiencies, potential changes to pharmacy network and rebate contracting or any other potential synergies; (ii) any adjustment for the new pricing arrangements pursuant to the terms of the new PBM Agreement; or (iii) any incremental costs which may be incurred in connection with integrating FutureScripts.

Note 3 – Preliminary Purchase Price Allocation

Total consideration for the acquisition of FutureScripts consisted of cash payments of $225.5 million. The purchase price was funded from our cash on hand. The purchase price of FutureScripts was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of FutureScripts as of June 30, 2010. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to the completion of management’s final analysis. Management’s preliminary allocation of the purchase price to the net assets acquired resulted in trade name intangibles of $20.0 million with an estimated useful life of 20 years, and customer contract intangibles of $90.0 million with an estimated useful life of 10 years. Because valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment. The residual amount of the purchase price after preliminary allocation to net assets acquired and identifiable intangibles has been allocated to goodwill. The actual amounts recorded using acquisition date assets and liabilities may differ from the pro forma amounts presented as follows (in thousands):

Pro Forma
Fair value of consideration:
Cash	$225,488

Total consideration	225,488

Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets (primarily accounts receivable and rebates receivable)	52,713
Intangible assets	110,000
Property, plant and equipment	136
Liabilities assumed (primarily trade payable and rebates payable)	(46,330)

Total identified net assets	116,519

Goodwill	$108,969

The identifiable net assets acquired, as used in the calculation above, exclude certain property and equipment, deferred tax assets, affiliate loan payable, other current assets and current liabilities, and other liabilities which were not assumed in accordance with the Purchase Agreement.

We have determined that goodwill and intangible assets arising from the acquisition will be deductible for tax purposes. The transaction will be treated as an asset purchase for tax purposes, with the tax basis assets adjusted to reflect the purchase price.

Note 4 – Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A)	Cash and cash equivalents

The adjustment reflects the use of $225.5 million of cash to fund the acquisition consideration. Cash has also been reduced to reflect the remaining estimated transaction fees of $0.9 million that will be incurred subsequent to June 30, 2010. Due to the timing of available cash and the date of the pro forma balance sheet, the pro forma cash balance would reflect an overdrawn position, although the cash balance as of the Closing was adequate to fund the acquisition consideration and such payment did not result in an overdraft. The negative pro forma cash balance of $18.8 million has been reclassified to a current liability within Accounts Payable.

(B)	Elimination of the FutureScripts’ assets and liabilities not acquired

These adjustments eliminate FutureScripts’ assets and liabilities which were not acquired and not disclosed elsewhere in the Notes to these unaudited pro forma condensed combined financial statements. As of June 30, 2010, these were comprised of deferred tax assets of $0.5 million, other current assets of $0.7 million, affiliate loan payable of $7.3 million, other current liabilities of $0.6 million, and other liabilities of $0.3 million.

(C)	Property and equipment, net

The adjustment reflects the removal of $4.2 million in FutureScripts’ assets which were not acquired.

(D)	Goodwill and intangibles

The adjustment to goodwill and intangible assets represents the amounts recognized from the preliminary purchase price allocation. The intangible assets are comprised of customer contracts and trade names with useful lives of 10 and 20 years, respectively. See Note 3 for the estimated preliminary purchase price allocation.

(E)	Deferred income taxes

The adjustment reflects the recognition of $0.6 million as a deferred tax asset related to the $1.6 million in transaction fees that will be amortized for tax purposes. The offset to the deferred tax asset is a reduction in income taxes receivable.

(F)	Member ownership interests

The historical equity of FutureScripts will be eliminated upon the completion of the Acquisition.

(G)	Retained earnings

The adjustment to retained earnings represents the accrual of $0.9 million in transaction fees that will be incurred subsequent to June 30, 2010.

Unaudited Pro Forma Condensed Combined Statements of Operations

(H)	Revenue

The amortization of the customer contract intangible assets related to the PBM Agreement is being recorded as an offset to revenues. Under existing U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues.

(I)	Selling, general and administrative expense

Amortization of intangible assets

Adjustments have been included to record the estimated net increase in amortization expense for intangible assets. The incremental amortization expense was calculated using estimated lives of 10 years for the customer contract intangibles, with an estimated value of $90 million, and 20 years for the trade name intangibles, with an estimated value of $20 million. As described in Note (H) Revenue, the amortization of the customer contract intangible asset related to the PBM Agreement is being recorded as an offset to revenue in accordance with existing U.S. GAAP standards. The incremental amortization expense recorded in selling, general and administrative expense for the six months ended June 30, 2010 and fiscal year ended December 31, 2009, is $0.5 million and $1.0 million, respectively.

The amount allocated to identifiable assets and the estimated useful lives are based on preliminary fair value estimates under existing U.S. GAAP standards. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma combined financial information.

A 10% change in the amounts allocated to identifiable intangible assets would increase or decrease annual amortization expense by $1.0 million, and an increase or decrease in the estimated useful lives by one year would increase or decrease annual amortization expense by approximately $1.0 million.

Because valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment. It is possible that the final valuation of identifiable intangible assets could be materially different from our estimates.

Depreciation expense

There are certain FutureScripts assets that we did not acquire from IBC. These assets and associated depreciation expense are excluded as pro forma adjustments. The reduction in depreciation expense for the six months ended June 30, 2010 and fiscal year ended December 31, 2009, is approximately $0.5 million and $0.1 million, respectively.

(J)	Interest income

The interest income adjustments reflect the reduction in investment earnings, using current interest rates, for the cash consideration paid to fund the purchase price of $225.5 million.

(K)	Income taxes

The adjustments reflect the income tax effect of the pro forma combined income tax provision of 38.5% for the six months ended June 30, 2010 and 38.2% for the fiscal year ended December 31, 2009, based on applicable federal and state statutory tax rates, which are consistent with the effective tax rate of the combined entity.